Exhibit 32.1
Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as
Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
Each of the undersigned officers of Pier 1 Imports, Inc., hereby certifies that:
1.	The quarterly report of Pier 1 Imports, Inc. for the period ended September 1, 2007 fully complies with the requirements of sections 13(a) and 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the above-mentioned report fairly presents, in all material respects, the financial condition and results of operations of Pier 1 Imports, Inc. for the period covered by the report.

Date: October 9, 2007	By:	/s/ Alexander W. Smith
Alexander W. Smith, President and
Chief Executive Officer

Date: October 9, 2007	By:	/s/ Charles H. Turner
Charles H. Turner, Executive Vice President and
Chief Financial Officer